Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting and Provides Guidance for Second Half of Fiscal 2018

Milton, NY, August 25, 2017 - Sono-Tek Corporation (OTCQX: SOTK) held its Annual Shareholders Meeting on August 24, 2017 at Buttermilk Falls in Milton, New York. The business review presentation used is available online at the Company’s website http://www.sono-tek.com/annual-meeting/. The results of Fiscal Year 2017, which ended on February 28, 2017, were discussed.

During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, reviewed the past year’s business performance which resulted in an 18% decrease in sales over the previous fiscal year. He discussed the performance of the Company’s product and geographic diversification strategy. The sales decrease resulted from a global slowdown in Asia, Latin America, and Europe, which has reversed in the current Fiscal Year. The Company remained profitable, maintained its previous level of R&D spending, and generated additional cash reserves. He attributed a majority of the cash generation to the success of the Company’s LEAN manufacturing program.

Robb Engle, VP Engineering, discussed the LEAN manufacturing program in more detail, as well as the significant engineering advancements in the past year. Technology development has been the core driver of the Company’s recent growth and is expected to be so in the future.

The Company’s President, R. Stephen Harshbarger, described the current outlook for FY 2018, where the Company expects an increase in sales based on orders, backlog, and proposal activity. He introduced new additions to the senior management team who are expected to help the Company execute its future growth plans. He also described the Company’s new product development efforts and related marketing outreach efforts. Since the meeting takes place just prior to the end of the second quarter of the Company’s current fiscal year, he indicated that the guidance provided in the Company’s last quarterly press release remains accurate and the Company expects second quarter sales of approximately $2,650,000, representing an increase over first quarter sales. Additionally, the Company anticipates sales to continue increasing in the second half of the year, and expects to achieve profitability for the Fiscal Year.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.

Sono-Tek Corporation is the world leader in ultrasonic spray systems for applying precise, thin film coatings. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general global, Asian, Latin American and European economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products, including printed circuit board fluxing equipment, medical device coating equipment and sophisticated robotic coating equipment for fuel cell and other advanced applications; timely development and market acceptance of new technology and products; integration of new senior managers; adequacy of financing; capacity additions; the ability to enforce patents; maintenance of order backlog; consummation of order proposals; continued success of the Company’s LEAN manufacturing program; and the ability to achieve increased sales volume at projected and targeted levels for the second quarter and current fiscal year and to maintain profitability. The Company refers you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

	Fiscal Year Ended
	February 28,	February 29,
	2017	2016

Net Sales	$9,724,553	$11,833,730

Gross Profit	$4,493,994	$5,637,777

Operating (Loss) Income	($148,267)	$740,291

Net Income (Loss)	$95,706	$547,729

Basic Earnings Per Share	$0.01	$0.04

Diluted Earnings Per Share	$0.01	$0.04

Weighted Average Shares - Basic	14,961,076	14,943,018

Weighted Average Shares - Diluted	15,018,282	15,029,601